                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  ------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (date of earliest event reported):      December 3, 1998
                                                  ------------------------------


                            TRANSITION SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)


         MASSACHUSETTS                0-28182                  04-2887598
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(State or other jurisdiction        (Commission              (IRS employer
     of incorporation)              file number)           identification no.)


ONE BOSTON PLACE, BOSTON, MASSACHUSETTS                               02108
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(Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code:     (617) 723-4222
                                                    ----------------------------


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On December 3, 1998, Transition Systems, Inc. (the "Company" or "TSI") completed its previously announced acquisition of HealthVISION, Inc. ("HealthVISION") by acquiring the approximately 80.5% of the outstanding capital stock of HealthVISION not already owned by the Company for cash in an amount of $25.6 million, plus an earnout of up to $10.75 million if specified financial milestones are met. The acquisition will be accounted for as a purchase.

     HealthVISION is a Santa Rosa, California provider of electronic medical records software. HealthVISION's products include CareVISION, a patient-centered clinical data repository and lifetime patient record system, which is expected to constitute an integral component of the Company's Transition IV product. HealthVISION's total revenues for the year ended December 31, 1997 and for the nine-month period ended September 30, 1998, were approximately $9.2 million and $9.4 million, respectively. HealthVISION incurred net losses of $11.1 million and $5.6 million for such periods, respectively. At September 30, 1998, HealthVISION employed approximately 150 persons in seven offices in the United States, Canada and Australia.

     The acquisition of the capital stock of HealthVISION not already owned by the Company was accomplished pursuant to an Agreement and Plan of Reorganization dated as of October 28, 1998, by and among HealthVISION, the principal stockholders of HealthVISION, certain other stockholders of HealthVISION and holders of outstanding options and warrants to purchase capital stock of HealthVISION, the Company and HEALTHVISION Acquisition Corp., a wholly-owned subsidiary of the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, all of the shares of HealthVISION capital stock not already owned by the Company were converted into cash in an aggregate amount equal to $25.6 million. In addition, former holders of capital stock of HealthVISION will be entitled to participate in two earnout payments as described below. The first earnout payment of $3.75 million will be payable if the value of each contract for the license, implementation or maintenance of Version 3.12 or Version 3.2 of HealthVISION's CareVISION product entered into with certain qualified customers of HealthVISION during the three-month period ending December 31, 1998, exceeds $10 million. The second earnout payment will be payable if the value of contracts for the license, implementation or maintenance of Version 3.12 or Version 3.2 of CareVISION entered into with qualified customers during the nine-month period ending June 30, 1999 exceeds $30 million. In such event, the second earnout payment will be equal to 10% of the amount of the value of such contracts in excess of $30 million (but in no event greater than $7 million).

     The acquisition of HealthVISION by the Company was funded out of working capital of the Company. Warburg Pincus Investors, L.P. ("Warburg Pincus") is a principal stockholder of HealthVISION. Patrick J. Hackett, a director of the Company, and Joel Ackerman, a director of HealthVISION, also serve as managing directors of an affiliate of Warburg Pincus. Robert F. Raco and Robert S. Hillas each serve as directors of both the Company and HealthVISION. The Company's Board of Directors approved the HealthVISION acquisition following a recommendation that the acquisition be approved by a special committee of the Company's Board of Directors, which was comprised of directors of the Company not affiliated with either Warburg Pincus or HealthVISION.

     The preceding discussion is a summary only of the terms of the acquisition of HealthVISION by the Company and is qualified in its entirety by



                                      -2-


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reference to the Merger Agreement. The Merger Agreement was filed as Exhibit 2.1 to a Current Report on Form 8-K filed by the Company on November 10, 1998.

ITEM 5.   OTHER EVENTS.

     On or about December 7, 1998, the Company commenced mailing of definitive proxy materials regarding the previously announced acquisition of the Company by Eclipsys Corporation ("Eclipsys") pursuant to a merger of a wholly-owned subsidiary of Eclipsys with and into the Company (the "Merger"). Pursuant to the proxy materials, the Company has solicited proxies from stockholders of the Company to approve the Agreement and Plan of Merger by and among Eclipsys, Exercise Acquisition Corp., a wholly-owned subsidiary of Eclipsys, and the Company and to approve the Merger at a special meeting of stockholders of the Company to be held on December 30, 1998.

     The definitive proxy materials mailed to stockholders of the Company included (i) Management's Discussion and Analysis of Financial Condition and Results of Operations for the Company's two most recent fiscal years (the "Company MD&A") and (ii) a report of PricewaterhouseCoopers LLP, independent accountants of the Company, regarding the audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and stockholders' equity of the Company and its subsidiaries at September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998, as well as unaudited consolidated balance sheets of the Company and its subsidiaries dated June 30, 1998 and related unaudited consolidated statements of operations and cash flows for the nine months ended June 30, 1997 and June 30, 1998 (collectively, the "Company Financial Statements").

     Set forth below is the Company MD&A and Company Financial Statements included in the Company's definitive proxy materials:


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS OF TSI

     This discussion and analysis contains certain forward-looking statements. These forward-looking statements represent TSI's beliefs, expectations and intentions concerning future events, including, without limitation, financial matters, plans and objectives of management for future operations, products and services, the future economic performance of TSI, and the assumptions underlying such beliefs, expectations and intentions. Such statements are not guaranties of future performance, and involve certain risks and uncertainties that could cause TSI's future results to differ materially from those expressed in any forward-looking statements made by or on behalf of TSI. Many of such factors are beyond TSI's ability to control or predict. Readers are accordingly cautioned not to place undue reliance on forward-looking statements. TSI disclaims any intent or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, those discussed above under the heading "Risk Factors" at page 8, and in Item 1A, "Risk Factors," in TSI's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 1997.

OVERVIEW

     TSI provides management information technology to hospitals, integrated delivery networks, physician groups and other health care organizations. Using TSI products, these organizations are able to increase efficiency, improve quality of care and lower the cost of care delivery. TSI product lines span the health care organization's information technology needs, providing data integration services, master person identifier solutions, disease management products and a clinical data repository as well as enterprise-wide financial, operational and clinical decision support. TSI was founded in 1985 and has been profitable in each fiscal year since 1987.

     TSI's revenues are derived from sales of software licenses and related implementation services and of software maintenance. The software and implementation revenues associated with the licensing and installation of TSI's products at an individual customer site typically range from $0.1 million to $1.2 million. Software maintenance contracts are sold separately at the time of the initial software license sale and are generally renewable annually. Annual software maintenance fees range from 15% to 18% of the initial software license fee for the product and provide a source of recurring revenue for TSI.

     Software and implementation revenues are accounted for using the percentage of completion method, and revenue is recognized as contract milestones are reached. The implementation process generally takes from three to twelve months. The length of time required to complete an implementation depends on many factors outside the control of TSI, including the state of the customer's existing information systems and the customer's ability to commit the personnel and other resources necessary to complete elements of the implementation process for which the customer is responsible. Revenue attributable to a contract milestone is recognized upon certification by the customer that the milestone has been met. As a result, TSI may be unable to predict accurately the amount of revenue it will recognize in any period in connection with the sale of its products. The payment terms of a contract may provide that the amount of the contract price that TSI is entitled to bill upon achievement of a milestone is less than the revenue recognized by TSI in connection with the achievement of that milestone. In such cases, the excess of the revenue recognized over the amount billed is included in accounts receivable as an "unbilled account receivable." Software maintenance fees, which are generally received annually in advance, are recorded as deferred revenue on TSI's balance sheet and are recognized as revenue ratably over the life of the contract. See Notes 2 and 3 of Notes to Consolidated Financial Statements of TSI.

     Cost of software and implementation revenue consists primarily of the cost of third-party software that is resold by TSI or included in TSI's products, personnel costs, the cost of related benefits, travel and living expenses, costs of materials and other costs related to the installation and implementation of TSI's products, and amortization of capitalized software development costs. Cost of maintenance revenue consists primarily of maintenance fees payable by TSI associated with the third-party software included in TSI's products and personnel costs incurred in providing maintenance and technical support services to TSI's customers.

     TSI's research and development expenses consist primarily of personnel-related costs, including employee salaries and benefits and payments to consultants. TSI capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalized software costs are amortized over the life of the product (generally three years) and amounts amortized are included in cost of software and implementation revenue. Capitalized software as a percentage of total research and development expense has declined from 17.2% in fiscal 1996 to 15.3% in fiscal 1997 and 10.6% in fiscal 1998. In each of fiscal 1996, 1997 and 1998, TSI capitalized $0.7 million of software development costs, while amortization of capitalized software development costs in such years amounted to $0.8 million, $0.7 million and $0.7 million, respectively.

     In January 1996, TSI repurchased from New England Medical Center and the other stockholders of TSI 87.4% of the shares of common stock then issued and outstanding on a fully diluted basis for an aggregate purchase price of approximately $111.4 million (the "Recapitalization"). The principal purpose of this transaction was to provide liquidity for the existing stockholders of TSI while permitting them to retain an ownership interest in TSI. The transaction has been accounted for by TSI as a leveraged recapitalization. To finance the repurchase of these shares, TSI issued to Warburg, Pincus Ventures, L.P. and NationsBank Investment Corporation ("NIC") shares of preferred stock for an aggregate of $55.0 million. TSI also issued to NIC Senior Subordinated Notes in the aggregate principal amount of $10.0 million and a related warrant and made borrowings of $40.0 million under a term loan and a revolving credit facility. In April 1996, TSI completed an initial public offering of 6,900,000 shares of its common stock, which generated net proceeds of $114.4 million. The outstanding balance of these borrowings was repaid in full and all outstanding Series A non-voting preferred stock was redeemed upon the closing of the initial public offering.

     In July 1996, TSI acquired substantially all of the outstanding stock and a note held by a selling principal of Enterprising HealthCare, Inc. ("Enterprising HealthCare"), based in Tucson, Arizona, for a total purchase price of approximately $1.8 million in cash. Enterprising HealthCare provides system integration products and services for the health care market. The acquisition was accounted for under the purchase method with the results of Enterprising HealthCare included from the date of acquisition. Purchased technology costs of $1.6 million are being amortized on a straight-line basis over seven years. Pro forma results of operations have not been presented, as the effect of this acquisition on the financial statements was not material.

     In January 1997, TSI acquired a 19.5% ownership interest in HealthVISION for $6.0 million in cash. HealthVISION is a Santa Rosa, California provider of electronic medical record software. Its products include CareVISION, a patient-centered clinical data repository and lifetime patient record system, which is expected to constitute an integral component of TSI's Transition IV product. On December 3, 1998, TSI completed its acquisition of the remaining capital stock of HealthVISION not already owned by TSI. See "-- Subsequent Events" below.

     In September 1997, TSI acquired all the outstanding shares of Vital Software Inc. ("Vital"), a privately held developer of products that automate the clinical processes unique to medical oncology. The purchase price was approximately $6.3 million, which was comprised of $2.7 million in cash and 252,003 shares of TSI's common stock with a value of $3.6 million. The purchase price was allocated entirely to purchased research and development. See Note 16 of Notes to Consolidated Financial Statements of TSI.



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
RESULTS OF OPERATIONS

     The following table sets forth certain revenue and expense data as a percentage of TSI's total revenues for each period presented:

                                                            FISCAL YEAR ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                           1996    1997   1998
                                                          -----   -----   -----
Revenues:
  Software and implementation...........................   72.5%   74.1%   68.8%
  Maintenance...........................................   27.5    25.9    31.2
                                                          -----   -----   -----
          Total revenues................................  100.0   100.0   100.0
                                                          -----   -----   -----
Cost of revenues:
  Software and implementation...........................   21.4    23.2    28.1
  Maintenance...........................................    9.2     6.4     6.7
Research and development................................    9.7     8.7    13.5
Sales and marketing.....................................   13.2    15.5    18.0
General and administrative..............................    6.9     8.7     7.4
Compensation charge.....................................    8.8      --      --
Acquired in-process research and development............     --    14.1      --
                                                          -----   -----   -----
Total operating expenses................................   69.2    76.6    73.7
Income from operations..................................   30.8    23.4    26.3
Net interest income.....................................    0.2     5.6     7.3
Income before income taxes and extraordinary item.......   31.0    29.0    33.6
Provision for income taxes..............................   12.6    17.1    13.4
                                                          -----   -----   -----
Net income before extraordinary item....................   18.4    11.9    20.2
Extraordinary item:
  Loss on early extinguishment of debt, net of taxes....    6.3      --      --
                                                          -----   -----   -----
Net income..............................................   12.1    11.9    20.2
Series A non-voting preferred stock dividends...........    1.7      --      --
                                                          -----   -----   -----
Net income allocable to common stockholders.............   10.4%   11.9%   20.2%
                                                          =====   =====   =====


FISCAL YEARS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     REVENUES. TSI's total revenues decreased 1.4%, to $44.0 million in 1998 from $44.6 million in 1997. Software and implementation revenues decreased 8.5% to $30.2 million in 1998, compared to $33.0 million in 1997. The decrease in software and implementation revenue is primarily due to TSI's failure to achieve planned levels of new system bookings. New system bookings were adversely impacted by an overall lengthening of the sales cycle. TSI believes the sales cycle was adversely affected by Year 2000 problems in healthcare legacy systems, which caused delays in the acquisition of new systems due to resource constraints. In addition, consolidation among healthcare providers has caused a lengthening of the purchasing cycle of most healthcare organizations due to management shifts and more complex approval processes. Maintenance revenue grew 18.9% to $13.7 million in 1998, compared to $11.6 million in 1997, due to continued growth in TSI's installed base of customers.

     COST OF REVENUES. Cost of software and implementation revenue increased 20.0% to $12.4 million (or 40.9% of software and implementation revenue) in 1998, from $10.3 million (or 31.2% of software and implementation revenue) in 1997. The increase is primarily due to costs associated with additional implementation staff and professional consultants as well as increased royalty costs for third-party software. Cost of maintenance revenue increased 3.4% to $2.9 million (or 21.4% of maintenance revenue) in 1998 from $2.8 million (or 24.6% of maintenance revenue) in 1997. The increase in cost of maintenance



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revenue is primarily due to the increase in the number of technical support staff necessary to support the growth in TSI's installed base.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased 53.0% to $5.9 million in 1998 from $3.9 million in 1997. Research and development expenses as a percent of total revenue also increased to 13.5% in 1998, compared to 8.7% in 1997. The increase is primarily due to an increase in staff and increased professional consulting expense to support new product development, including Transition IV and Vital Oncology, without a corresponding increase in revenue.

     SALES AND MARKETING. Sales and marketing expenses increased 14.2% to $7.9 million in 1998, from $6.9 million in 1997. Sales and marketing expenses as a percent of total revenue also increased to 18.0% in 1998 from 15.5% in 1997. The increase in spending is primarily associated with the growth of the sales organization and marketing programs to support the expanding product lines.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased 16.5% to $3.2 million in 1998, from $3.9 million in 1997. General and administrative expenses as a percent of total revenue also decreased to 7.4% in 1998 from 8.7% in 1997. The decrease in spending is primarily due to a reduction in performance related compensation expenses during the year as a result of the decrease in revenue.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. Acquired in-process research and development expense for 1997 includes a charge for purchased research and development of $6.3 million relating to the acquisition of Vital.

     NET INTEREST INCOME. Net interest income increased to $3.2 million in 1998 from $2.5 million in 1997. The increase in net interest income is attributable to the interest generated on higher cash balances during fiscal 1998.

     PROVISION FOR INCOME TAXES. TSI's effective income tax rate decreased to 40.0% in 1998 from 58.9% in 1997. The decrease was primarily due to the effect of the charge for in-process research and development associated with the acquisition of Vital, which was not deductible for tax purposes in fiscal year 1997. No such charge occurred in 1998.

FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     REVENUES. TSI's total revenues increased 30.0% to $44.6 million in 1997, from $34.3 million in 1996. Software and implementation revenues grew 32.8% to $33.0 million in 1997, compared to $24.9 million in 1996. The growth in software and implementation revenue is primarily due to sales to new TSI customers, increased consolidation among existing customers which resulted in the sale of additional site licenses, and the expansion of TSI's product line which resulted in increased product sales to existing customers. Maintenance revenue grew 22.7% to $11.5 million in 1997, compared to $9.4 million in 1996, due to continued growth in TSI's installed base of customers.

     COST OF REVENUES. Cost of software and implementation revenue increased 40.5% to $10.3 million (or 31.2% of software and implementation revenue) in 1997, from $7.3 million (or 29.5% of software and implementation revenue) in 1996. The dollar increase is primarily due to costs associated with additional implementation staff and professional consultants as well as increased royalty costs for third-party software. Cost of maintenance revenue decreased 10.4% to $2.8 million (or 24.6% of maintenance revenue) in 1997 from $3.2 million (or 33.6% of maintenance revenue) in 1996. The decrease in cost of maintenance revenue is primarily due to the reduced technical support necessary on mature products.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased 17.0% to $3.9 million in 1997 from $3.3 million in 1996. The increase in spending is primarily a result of organizational changes which resulted in a net increase in the number of staff assigned to research and development roles. Research and development expenses as a percent of total revenue decreased slightly to 8.7% in 1997, compared to 9.7% in 1996. The decrease is primarily due to increased productivity from investments in technologies made in prior years and maturing of the core product lines. TSI expects that research and



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
development expenses will increase as a percentage of revenue in future periods as new development projects are undertaken.

     SALES AND MARKETING. Sales and marketing expenses increased 53.6% to $6.9 million in 1997, from $4.5 million in 1996. Sales and marketing expenses as a percent of total revenue also increased to 15.5% in 1997 from 13.2% in 1996. The increase in spending is primarily due to additional staff and marketing programs as well as increased commission expense directly related to the growth in revenue.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 64.2% to $3.9 million in 1997, from $2.4 million in 1996. General and administrative expenses as a percent of total revenue also increased to 8.7% in 1997 from 6.9% in 1996. The increase in spending is primarily due to professional services and other costs associated with becoming a publicly traded company as well as additional administrative expenses related to Enterprising HealthCare, which was acquired in July 1996.

     COMPENSATION CHARGE. In fiscal 1996 TSI incurred a compensation charge of $3.0 million arising from its acquisition, in connection with the January 1996 Recapitalization, of shares of common stock issued to certain executive officers pursuant to the exercise of options.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. Acquired in-process research and development expense includes a charge for purchased research and development of $6.3 million relating to the acquisition of Vital in September 1997.

     NET INTEREST INCOME. Net interest income increased to $2.5 million in 1997 from $0.1 million in 1996. The increase in net interest income is primarily due to the repayment out of the proceeds of TSI's initial public offering in April 1996 of debt incurred in the January 1996 Recapitalization and interest earned on cash balances generated from operations and the balance of the proceeds of TSI's initial public offering.

     PROVISION FOR INCOME TAXES. TSI's effective income tax rate increased to 58.9% in 1997 from 40.6% in 1996, primarily due to the effect of the charge for in-process research and development associated with the acquisition of Vital, which is not deductible for tax purposes. The tax rate for 1997 without the effect of the charge for in-process research and development was 39.7%.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1998, TSI had cash and cash equivalents of $38.7 million and short term investments of $27.3 million, an increase of $7.5 million from the amount at September 30, 1997. The increase in cash and cash equivalents and short term investments was comprised primarily of net cash provided by operating activities of $10.0 million. Net cash provided by operating activities in fiscal 1998 was generated primarily from net income.

     TSI has an unsecured revolving line of credit in the amount of $15 million. The credit facility contains covenants setting minimum net worth, maximum leverage ratio and minimum net income requirements for TSI. There have been no amounts drawn on this line. Advances under the revolving line of credit bear interest, at TSI's election, either at a "base rate" or at a "eurodollar rate." The base rate is a floating rate equal to the greater of (a) the prime rate or
(b) the federal funds effective rate plus one-half of one percent (.50%). The eurodollar rate is equal to the sum of (x) a rate determined by reference to the then-current interbank offered rate for dollar-denominated eurodollar deposits, with certain adjustments, plus (y) one percent (1.0%).

     TSI believes available funds, cash generated from operations and its unused line of credit of $15 million will be sufficient to finance TSI's operations and planned capital expenditures for at least the next twelve months. There can be no assurance, however, that TSI will not require additional financing during that time or thereafter.



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
YEAR 2000 ISSUES

     TSI's software license agreements generally contain warranties concerning the Year 2000 compliance of the licensed product. TSI has tested the products it has developed internally and believes that, with the exception of its Transition for Quality product (for which TSI expects to release a fully Year 2000 compliant version in early 1999), the current release of each of its internally developed products is Year 2000 compliant. TSI includes in its products certain software licensed from third-party vendors. TSI has not yet completed its evaluation of Year 2000 compliance of all such third-party software. For example, TSI has not yet verified that Uniface, licensed from Compuware Corporation, is Year 2000 compliant. In order to use TSI's products customers must themselves license software, including certain operating system and database management system software, from third-party vendors such as Microsoft Corporation and Oracle Corporation. Not all such third-party software may be fully Year 2000 compliant. For example, Microsoft Corporation has not certified that its Windows NT operating system is Year 2000 compliant. TSI has also evaluated the Year 2000 compliance of its critical internal software systems, including its financial, payroll and human resources systems and its telephone switch, and believes, based in part on certification from the vendors of such systems, that such systems are Year 2000 compliant. TSI does not expect to incur material costs in completing its Year 2000 assessment and remediation program. However, the discovery of previously undetected Year 2000 defects in TSI's products (including those licensed from third-party vendors), in third-party software required for customers to use TSI's products or in its internal software systems could damage TSI's business. Also, apprehension in the marketplace over Year 2000 compliance issues has led and may in the future lead businesses, including customers of TSI, to defer significant capital investments in information technology programs and software. They could elect to defer those investments either because they decide to focus their capital budgets on the expenditures necessary to bring their own existing systems into compliance or because they wish to purchase only software with a proven ability to process data after 1999.

SUBSEQUENT EVENTS

     On October 29, 1998, TSI entered into the Merger Agreement pursuant to which a wholly-owned subsidiary of Eclipsys will be merged into TSI, with TSI becoming a wholly-owned subsidiary of Eclipsys.

     On December 3, 1998, TSI completed its acquisition of HealthVISION by acquiring the approximately 80.5% of the outstanding capital stock of HealthVISION not already owned by TSI for cash in the amount of $25.6 million plus assumed liabilities of $9.3 million, net of cash acquired, plus an earn-out of up to $10.8 million if specified financial milestones are met. The acquisition will be accounted for as a purchase. HealthVISION's total revenues for the year ended December 31, 1997 and for the nine-month period ended September 30, 1998, were approximately $9.2 million and $9.4 million, respectively. HealthVISION incurred net losses of $11.1 million and $6.0 million for such periods, respectively. At September 30, 1998, HealthVISION employed approximately 150 persons in seven offices in the United States, Canada and Australia.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. TSI will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on TSI's financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." Based on the management approach to segment reporting, SFAS No. 131 establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports material revenue. TSI will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on TSI's financial disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for such instruments. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Currently, TSI has no such derivative holdings.

     On October 27, 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 supersedes Statement of Position 91-1, "Software Revenue Recognition," and provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing, or marketing of computer software. SOP 97-2 is effective for transactions beginning in the first quarter of TSI's 1999 fiscal year. TSI is analyzing the impact of the SOP which may cause a deferral of revenue.



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
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Transition Systems, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Transition Systems, Inc. at September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
November 16, 1998

                             TRANSITION SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                   SEPTEMBER 30,
                                                           -----------------------------    JUNE 30,
                                                               1997            1998           1998
                                                           -------------   -------------   -----------
                                                                                           (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents..............................     $58,485        $ 38,660        $65,179
  Investments (Note 4)...................................          --          27,291             --
  Accounts receivable, net (Note 3)......................      19,339          18,994         19,662
  Other current assets...................................         696           1,483          1,179
  Deferred income taxes (Note 13)........................         853           1,960            853
                                                              -------        --------        -------
     Total current assets................................      79,373          88,388         86,873
                                                              -------        --------        -------
  Property and equipment, net (Note 5)...................       1,357           1,457          1,638
  Capitalized software costs, net........................       1,411           1,411          1,410
  Purchased technology (Note 16).........................       1,376           1,160          1,219
  Intangible assets, net.................................         302           1,448            674
  Investment (Note 6)....................................       6,000           6,000          6,000
                                                              -------        --------        -------
     Total assets........................................     $89,819        $ 99,864        $97,814
                                                              =======        ========        =======
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................     $   279        $  1,168        $ 1,334
  Accrued expenses.......................................       6,680           4,515          3,717
  Income taxes payable...................................       1,476           1,067          2,871
  Deferred revenue.......................................       7,369           8,090          7,676
                                                              -------        --------        -------
     Total current liabilities...........................      15,804          14,840         15,598
                                                              -------        --------        -------
  Deferred income taxes (Note 13)........................         496             752            496
                                                              -------        --------        -------
     Total liabilities...................................      16,300          15,592         16,094
                                                              -------        --------        -------
Commitments (Note 15)
Stockholders' equity (Notes 2 and 9):
  Common stock, $.01 par value; 30,000,000 shares
     authorized at September 30, 1997 and 1998;
     17,713,683 shares issued and outstanding at
     September 30, 1997; 18,029,095 shares issued and
     outstanding at September 30, 1998...................         177             180            179
  Non-voting common stock, $.01 par value; 1,000,000
     shares authorized at September 30, 1997 and 1998;
     356,262 shares issued and outstanding at September
     30, 1997 and 1998...................................           4               4              4
  Non-voting common stock warrant........................         395             395            395
  Additional paid-in capital.............................      46,717          48,610         47,778
  Retained earnings......................................      26,226          35,083         33,364
                                                              -------        --------        -------
     Total stockholders' equity..........................      73,519          84,272         81,720
                                                              -------        --------        -------
     Total liabilities and stockholders' equity..........     $89,819        $ 99,864        $97,814
                                                              =======        ========        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                               ---------------------------------   -----------------
                                                 1996        1997        1998       1997      1998
                                               ---------   ---------   ---------   -------   -------
                                                                                      (UNAUDITED)
Revenues:
  Software and implementation................   $24,860     $33,017     $30,224    $22,537   $23,881
  Maintenance................................     9,409      11,548      13,727      8,338    10,065
                                                -------     -------     -------    -------   -------
     Total revenues..........................    34,269      44,565      43,951     30,875    33,946
                                                -------     -------     -------    -------   -------
Cost of revenues:
  Software and implementation................     7,341      10,313      12,371      7,293     9,190
  Maintenance................................     3,165       2,835       2,932      2,062     2,125
Research and development.....................     3,310       3,872       5,925      2,709     4,435
Sales and marketing..........................     4,506       6,922       7,907      5,067     6,023
General and administrative...................     2,365       3,884       3,245      2,996     2,561
Compensation charge..........................     3,024          --          --         --        --
Acquired in-process research and development
  (Note 16)..................................        --       6,292          --         --        --
                                                -------     -------     -------    -------   -------
     Total operating expenses................    23,711      34,118      32,380     20,127    24,334
                                                -------     -------     -------    -------   -------
Income from operations.......................    10,558      10,447      11,571     10,748     9,612
Interest income..............................     1,294       2,501       3,191      1,798     2,285
Interest expense.............................    (1,241)         --          --         --        --
                                                -------     -------     -------    -------   -------
Income before income taxes and
  extraordinary items........................    10,611      12,948      14,762     12,546    11,897
Provision for income taxes...................     4,324       7,629       5,905      5,018     4,759
                                                -------     -------     -------    -------   -------
Net income before extraordinary item.........     6,287       5,319       8,857      7,528     7,138
Extraordinary item:
  Loss on early extinguishment of debt
     (net of taxes of $1,492)................     2,149          --          --         --        --
                                                -------     -------     -------    -------   -------
       Net income............................   $ 4,138     $ 5,319     $ 8,857    $ 7,528   $ 7,138
                                                =======     =======     =======    =======   =======
Series A non-voting preferred stock
  dividends..................................       593          --          --         --        --
                                                -------     -------     -------    -------   -------
     Net income allocable to common
       stockholders..........................   $ 3,545     $ 5,319     $ 8,857    $ 7,528   $ 7,138
                                                =======     =======     =======    =======   =======
Income per share (Note 2 and 9):
  Net income allocable to common
     stockholders............................   $ 3,545     $ 5,319     $ 8,857    $ 7,528   $ 7,138
     Basic income allocable per share........      0.27        0.31        0.49       0.43      0.39
     Diluted income allocable per share......      0.22        0.27        0.43       0.38      0.35
  Weighted average shares outstanding
     Basic...................................    13,214      17,435      18,210     17,333    18,153
     Diluted.................................    16,137      19,977      20,394     19,900    20,459

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                                              -------------------------------   -------------------
                                                                1996       1997       1998        1997       1998
                                                              --------   --------   ---------   --------   --------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  4,138   $  5,319   $   8,857   $  7,528   $  7,138
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary item, gross...............................     3,642         --          --         --         --
    Write-off of in-process research and development........        --      6,292          --         --         --
    Deferred income taxes...................................    (1,640)     2,448        (851)     1,409         --
    Depreciation and amortization...........................     1,443      1,632       1,805      1,195      1,329
    Compensation charge in connection with the
      recapitalization......................................     3,024         --          --         --         --
    Compensation charge related to options granted..........        91        (91)         --        (92)        --
  Tax benefit from stock option exercises...................        --      2,770       1,201      2,162        467
  Changes in operating assets and liabilities net of effects from purchase of businesses:
    Accounts receivable.....................................    (1,789)    (5,921)        345     (4,140)      (323)
    Other current assets....................................      (963)     1,135        (359)      (161)      (483)
    Accounts payable........................................       (98)      (315)        889       (289)     1,055
    Accrued expenses........................................       243      2,388      (2,165)     1,428     (2,963)
    Due to affiliates.......................................        (9)        --          --         --         --
    Deferred revenue........................................     1,220      1,114         721        323        307
    Income taxes payable....................................       731       (539)       (409)       468      1,395
                                                              --------   --------   ---------   --------   --------
      Net cash provided by operating activities.............    10,033     16,232      10,034      9,831      7,922
                                                              --------   --------   ---------   --------   --------

Cash flows provided by (used by) investing activities:
  Purchase of investments...................................    (1,595)      (250)    (36,870)      (250)        --
  Maturities of investments.................................     3,164        250       9,329         --         --
  Sales of investments......................................     5,755         --         250         --         --
  Note from related party...................................        --         --        (428)        --         --
  Purchase of property and equipment........................      (572)      (911)       (951)      (699)      (904)
  Additions to capitalized software costs...................      (704)      (712)       (700)      (537)      (524)
  Additions to intangible assets............................      (124)      (217)     (1,184)      (212)      (396)
  Investment................................................        --     (6,000)         --     (6,000)        --
  Acquisition of businesses, net of cash acquired...........    (1,728)    (2,667)         --         --         --
                                                              --------   --------   ---------   --------   --------
      Net cash (used by) provided by investing activities...     4,196    (10,507)    (30,554)    (7,698)    (1,824)
                                                              --------   --------   ---------   --------   --------

Cash flows provided by (used by) financing activities:
  Proceeds from initial public offering.....................   114,429         --          --         --         --
  Issuance of Series A preferred stock......................    20,000         --          --         --         --
  Redemption of Series A preferred stock....................   (20,000)        --          --         --         --
  Payments of Series A preferred stock dividends............      (593)        --          --         --         --
  Proceeds from issuance of debt............................    49,605         --          --         --         --
  Early extinguishment of debt..............................   (50,000)        --          --         --         --
  Proceeds from issuance of Series B preferred stock........    33,612         --          --         --         --
  Proceeds from issuance of Series C preferred stock........     1,388         --          --         --         --
  Payment of fees related to recapitalization...............    (3,360)        --          --         --         --
  Purchase of common stock..................................  (111,410)        --          --         --         --
  Exercise of options.......................................       783      1,237         594        760        495
  Payments on note payable..................................        --         (9)         --         (7)        --
  Proceeds from stock purchase plan.........................        --         32         101         --        101
  Proceeds from warrants issued.............................       394         --          --         --         --
  Equity issuance costs.....................................    (1,416)        (5)         --         (5)        --
                                                              --------   --------   ---------   --------   --------
      Net cash provided by financing activities.............    33,432      1,255         695        748        596
                                                              --------   --------   ---------   --------   --------

Net increase (decrease) in cash and cash equivalents........    47,661      6,980     (19,825)     2,881      6,694
Cash and cash equivalents -- beginning of year..............     3,844     51,505      58,485     51,505     58,485
                                                              --------   --------   ---------   --------   --------
Cash and cash equivalents -- end of year....................  $ 51,505   $ 58,485   $  38,660   $ 54,386   $ 65,179
                                                              ========   ========   =========   ========   ========

Supplemental information:
  Income taxes paid.........................................  $  3,063   $  2,508   $   5,631   $    956   $  2,728
  Interest paid.............................................  $  1,119         --          --         --         --

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         NON-VOTING
                                                   COMMON STOCK         COMMON STOCK      NON-VOTING        TREASURY STOCK
                                                -------------------   ----------------   COMMON STOCK   -----------------------
                                                  SHARES     AMOUNT   SHARES    AMOUNT     WARRANT        SHARES       AMOUNT
                                                ----------   ------   ------    ------   ------------   -----------   ---------
Balance at September 30, 1995.................  30,060,000    $301                                       (1,670,000)  $  (1,471)
 Stock options exercised......................   1,320,191      13
 Repurchase of common stock in connection with
   the recapitalization.......................                                                          (28,592,404)   (108,386)
 Retirement of treasury shares................ (30,262,404)   (303)                                      30,262,404     109,857
 Issuance of common stock warrant.............                                               $395
 Issuance of common stock in initial public
   offering...................................   6,900,000      69
 Equity issuance costs........................
 Issuance of common stock with conversion of
   Series B convertible preferred stock.......   8,627,310      86
 Issuance of non-voting common stock with
   conversion of Series C convertible
   preferred stock............................                        356,262    $  4
 Compensation expense.........................
 Dividends on Series A non-voting preferred
   stock......................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1996.................  16,645,097     166    356,262       4         395                --          --
                                                ----------    ----    -------    ----        ----       -----------   ---------
 Stock options exercised......................     813,371       8
 Issuance of common stock related to
   acquisition of Vital Software..............     252,003       3
 Issuance of common stock in connection with
   employee stock purchase plan...............       3,212      --
 Equity issuance costs........................
 Cancellation of compensatory stock option
   grants.....................................
 Income tax benefit from stock options
   exercised..................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1997.................  17,713,683     177    356,262       4         395                --          --
                                                ----------    ----    -------    ----        ----       -----------   ---------
 Stock options exercised......................     307,770       3
 Issuance of common stock in connection with
   employee stock purchase plan...............       7,642
 Income tax benefit from stock options
   exercised..................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1998.................  18,029,095    $180    356,262    $  4        $395                --   $      --
                                                ==========    ====    =======    ====        ====       ===========   =========


                                                ADDITIONAL                   TOTAL
                                                 PAID-IN     RETAINED    STOCKHOLDERS'
                                                 CAPITAL     EARNINGS       EQUITY
                                                ----------   --------    -------------
Balance at September 30, 1995.................                $17,362       $16,192
 Stock options exercised......................   $   770                        783
 Repurchase of common stock in connection with
   the recapitalization.......................                             (108,386)
 Retirement of treasury shares................  (109,554)                        --
 Issuance of common stock warrant.............                                  395
 Issuance of common stock in initial public
   offering...................................   114,360                    114,429
 Equity issuance costs........................    (1,416)                    (1,416)
 Issuance of common stock with conversion of
   Series B convertible preferred stock.......    33,526                     33,612
 Issuance of non-voting common stock with
   conversion of Series C convertible
   preferred stock............................     1,384                      1,388
 Compensation expense.........................        91                         91
 Dividends on Series A non-voting preferred
   stock......................................                   (593)         (593)
 Net income...................................                  4,138         4,138
                                                 -------      -------       -------
Balance at September 30, 1996.................    39,161       20,907        60,633
                                                 -------      -------       -------
 Stock options exercised......................     1,229                      1,237
 Issuance of common stock related to
   acquisition of Vital Software..............     3,622                      3,625
 Issuance of common stock in connection with
   employee stock purchase plan...............        32                         32
 Equity issuance costs........................        (6)                        (6)
 Cancellation of compensatory stock option
   grants.....................................       (91)                       (91)
 Income tax benefit from stock options
   exercised..................................     2,770                      2,770
 Net income...................................                  5,319         5,319
                                                 -------      -------       -------
Balance at September 30, 1997.................    46,717       26,226        73,519
                                                 -------      -------       -------
 Stock options exercised......................       591                        594
 Issuance of common stock in connection with
   employee stock purchase plan...............       101                        101
 Income tax benefit from stock options
   exercised..................................     1,201                      1,201
 Net income...................................                  8,857         8,857
                                                 -------      -------       -------
Balance at September 30, 1998.................   $48,610      $35,083       $84,272
                                                 =======      =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  NATURE OF THE BUSINESS

     Transition Systems, Inc. (the "Company") is a leading provider of integrated clinical and financial decision support systems for hospitals, integrated delivery networks, physician groups and other healthcare organizations. The Company was founded in 1985 as a for-profit, majority-owned subsidiary of New England Medical Center, Inc. ("NEMC"). The Company was a majority-owned subsidiary of NEMC until the January 1996 leveraged recapitalization transaction (the "Recapitalization") described in Note 10.

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Transition Systems, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

     CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a maturity date of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost plus accrued interest which approximates market.

     INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Realized or unrealized gains or losses applicable to the transfer of securities to the available-for-sale category and subsequent sale of these investments were immaterial.

     CAPITALIZED SOFTWARE COSTS

     Software development costs subsequent to the establishment of technological feasibility are capitalized. Capitalized internally developed software costs approximated $700,000 for fiscal years 1996, 1997 and 1998. Amortization of capitalized software costs, which begins with the general release of a product to customers, is included in cost of software and implementation revenues and amounted to approximately $767,000, $700,000 and $700,000 for the fiscal years ended 1996, 1997 and 1998, respectively. Amortization of capitalized software costs is provided on a product-by-product basis at the greater of the amount calculated on a straight-line basis over the estimated economic life of the products, generally three years, or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. Accumulated amortization of software development costs was $4,116,000, $4,816,000 and $5,516,000 at the end of fiscal years 1996, 1997 and
1998, respectively.

     All other expenditures for research and development are charged to operations when incurred.

     PURCHASED TECHNOLOGY COSTS

     Purchased technology costs are carried at cost less accumulated amortization which is calculated on a straight-line basis over an estimated useful life of seven years. Accumulated amortization on purchased technology costs was $0, $275,000 and $491,000 at the end of fiscal years 1996, 1997 and 1998, respectively.

                            TRANSITION SYSTEMS, INC.

     INTANGIBLE ASSETS

     Intangible assets include the costs incurred to register trademarks, copyrights and related legal expenses, acquisition related costs, and debt issuance costs. Amortization is computed using the straight-line method over estimated useful lives ranging from three to five years.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment................. 3 to 5 years
Furniture and fixtures.... 3 to 5 years
Leasehold improvements.... the lesser of the useful life or remaining lease term

     Maintenance and repair costs are expensed when incurred and betterments are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     REVENUE RECOGNITION

     The percentage of completion method is used by the Company primarily in connection with sales in which the customer is implementing the Company's core products for the first time. Add-on sales in which an existing customer licenses new modules or adds additional functionality generally do not involve substantial implementation effort and are recognized upon contract execution and shipment of the product. In fiscal 1996, the Company changed its method of recognizing software license revenue when associated with substantial implementation effort from percentage of completion based principally on costs incurred to percentage of completion based principally upon progress and performance as measured by achievement of contract milestones. The change in method was made in accordance with Accounting Principles Board Opinion No. 20 in contemplation of an initial public offering and in recognition of the Company's increased focus on providing a solution that combines software and implementation, as well as to facilitate the timely quarterly reporting requirements as a Securities and Exchange Commission ("SEC") registrant.

     Revenues from maintenance contracts are recognized ratably over the life of the service contract, generally twelve months. Deferred revenue relates primarily to these maintenance contracts.

     ADVERTISING AND PROMOTION EXPENSES

     All advertising and promotion costs are expensed as incurred. All contract procurement costs are included in sales and marketing expense and are expensed as incurred.

     INCOME TAXES

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

     RISKS AND UNCERTAINTIES

     The Company sells its products primarily to hospitals and other health care institutions. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     The Company invests its daily excess cash in a money market fund with a major bank. The Company has not experienced any material losses on its investments.

                            TRANSITION SYSTEMS, INC.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets, liabilities and litigation at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

     BASIC AND DILUTED NET INCOME PER SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," for the period ending September 30, 1998 and prior period amounts have been restated to conform to the provisions of this statement.

     Basic earnings per share is computed using the weighted average number of shares outstanding, and diluted earnings per share reflects the potential dilution from assumed conversions of all dilutive securities such as stock options. A reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation is shown below.

                                                          FISCAL YEAR ENDED SEPTEMBER 30,
                      --------------------------------------------------------------------------------------------------------
                                      1996                             1997                               1998
                      ----------------------------------  ---------------------------------  ---------------------------------
                                               PER SHARE                          PER SHARE                          PER SHARE
                        INCOME       SHARES     AMOUNT      INCOME      SHARES     AMOUNT      INCOME      SHARES     AMOUNT
                      ----------  -----------  ---------  ----------  ----------  ---------  ----------  ----------  ---------
BASIC EPS
  Net income......... $3,545,000   13,214,433    $0.27    $5,319,000  17,434,729    $0.31    $8,857,000  18,210,050    $0.49

EFFECT OF DILUTIVE
  SECURITIES
  Warrants...........                 251,781                            220,749                            231,291
  Dilutive stock
    options..........               2,670,941                          2,321,616                          1,952,551
                                  -----------                         ----------                         ----------
DILUTED EPS
  Income to common
    stockholders..... $3,545,000   16,137,155    $0.22    $5,319,000  19,977,094    $0.27    $8,857,000  20,393,892    $0.43
                      ----------  -----------    -----    ----------  ----------    -----    ----------  ----------    -----

     For the fiscal year ended September 30, 1996, basic and diluted earnings per share for income before extraordinary item were $0.37 and $0.32, respectively, and the impact to basic and diluted earnings per share of the extraordinary item was a reduction of $0.13 and $0.11, respectively.

     For the twelve months ended September 30, 1996, 1997 and 1998, 0, 330,000 and 626,000 options, respectively, were excluded from the computation of diluted EPS. These options were excluded because the effect would have been antidilutive for the period.

     UNAUDITED INFORMATION

     The interim financial information for the nine months ended June 30, 1997 and 1998 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results, however, are not necessarily indicative of results for any future period.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB")issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. The Company will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on the Company's financial position or results of operations.

                            TRANSITION SYSTEMS, INC.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." Based on the management approach to segment reporting, SFAS No. 131 establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports material revenue. The Company will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on the Company's financial disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for such instruments. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Currently, the Company has no such derivative holdings.

     On October 27, 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 supersedes Statement of Position 91-1, "Software Revenue Recognition," and provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing, or marketing of computer software. SOP 97-2 is effective for transactions beginning in the first quarter of the Company's 1999 fiscal year. The Company is analyzing the impact of the SOP which may cause a deferral of revenue.

NOTE 3.  ACCOUNTS RECEIVABLE

     At September 30, accounts receivable consisted of the following (in thousands):

                                                               1997      1998
                                                              -------   -------
Billed......................................................  $11,973   $10,862
Unbilled....................................................    7,541     8,332
                                                              -------   -------
                                                               19,514    19,194
Allowance for doubtful accounts.............................     (175)     (200)
                                                              -------   -------
                                                              $19,339   $18,994
                                                              =======   =======

     Unbilled accounts receivable arise from differences in the timing of revenue recognition and billing under the contract terms. Write-offs for bad debts for fiscal years 1996, 1997 and 1998 were $73,000, $102,000 and $166,000, respectively.

NOTE 4.  INVESTMENTS

     As of September 30, 1998, the Company has classified all investments as held to maturity. The securities totaled $27,291,000 as of September 30, 1998 and consist of federal agency obligations. The estimated fair value of each investment approximates the amortized cost plus accrued interest. Unrealized gains at September 30, 1998 were $71,000.

NOTE 5.  PROPERTY AND EQUIPMENT

     At September 30, property and equipment consisted of the following (in thousands):

                                                               1997       1998
                                                              -------    -------
Equipment...................................................  $ 3,537    $ 2,064
Furniture and fixtures......................................    1,079        372
Leasehold improvements......................................      355        356
                                                              -------    -------
                                                                4,971      2,792
Accumulated depreciation and amortization...................   (3,614)    (1,335)
                                                              -------    -------
                                                              $ 1,357    $ 1,457
                                                              =======    =======

                            TRANSITION SYSTEMS, INC.

     Depreciation expense for the fiscal years 1996, 1997 and 1998 was $514,000, $662,000 and $851,000 respectively. During fiscal 1998, the Company retired assets of $2,911,000 which had no book value.

NOTE 6.  INVESTMENT IN HEALTHVISION

     On January 31, 1997 the Company acquired a 19.5% ownership interest in HealthVISION, Inc. ("HealthVISION") for $6 million in cash. HealthVISION is a provider of electronic medical record software based in Santa Rosa, California. This investment is being accounted for on the cost basis. The Company holds an option to purchase the remaining outstanding shares of HealthVISION. This option expires on December 31, 1998. (See note 17.)

NOTE 7.  RELATED PARTY AGREEMENTS AND TRANSACTIONS

     The Company had an arrangement to reimburse NEMC for administrative services provided to the Company by employees of NEMC. Under this arrangement, the Company incurred expenses of $24,000 in fiscal year 1996. This arrangement was terminated as of January 24, 1996. Since that date, these administrative services have been performed internally by Company personnel. This change has not resulted in a material increase in the Company's costs.

     The Company obtained certain other services through NEMC, including health benefits for its employees, for which it incurred a total of $134,000 in operating expenses in fiscal year 1996. The Company discontinued this arrangement as of December 31, 1995, and arranged to provide comparable benefits directly to its employees. This change has not resulted in a material increase in the Company's cost of providing and administering these employee benefits.

     Additionally, the Company used the computer facilities of New England Medical Center Hospitals, Inc., an affiliate of NEMC, pursuant to a data processing agreement. This service was provided at a charge of $82,000 in fiscal year 1996. This service was discontinued in June 1996.

NOTE 8.  LINE OF CREDIT -- BANK

     On April 26, 1996, the Company entered into a $25 million unsecured revolving line of credit with a bank group led by NationsBank, N.A. as agent and as lender. The credit facility contains covenants setting minimum net worth, maximum leverage ratio and minimum net income requirements for the Company. On September 20, 1996, the Company amended its total revolving credit commitment from $25 million to $15 million. There have been no amounts drawn on this line. Advances under the revolving line of credit bear interest, at the Company's election, either at a "base rate" or at a "eurodollar rate." The base rate is a floating rate equal to the greater of (a) the prime rate or (b) the federal funds effective rate plus one-half of one percent (.50%). The eurodollar rate is equal to the sum of (x) a rate determined by reference to the then-current interbank offered rate for dollar denominated eurodollar deposits, with certain adjustments, plus (y) one percent (1.0%). The eurodollar interest rate was 5.43% at September 30, 1998.

NOTE 9.  STOCKHOLDERS' EQUITY

     On February 26, 1996, the Company's Board of Directors approved a 334-for-1 split of the Company's Common Stock to be effected in the form of a stock dividend to the stockholders of record as of March 28, 1996. This stock split has resulted in a reclassification of $112,695 and $187,003 from the Company's additional paid-in capital and retained earnings accounts, respectively, to the Company's Common Stock account, representing the par value of shares issued. All share and per share amounts have been restated to retroactively reflect the stock split. In addition, on February 26, 1996, the Board of Directors also voted to retire and return to the status of authorized and unissued capital stock all shares of Common Stock then held in the Company's treasury, and adopt an amendment to the Articles of Organization of the Company to, among other things, increase the authorized shares of Common Stock

                            TRANSITION SYSTEMS, INC.

and Non-Voting Common Stock to 30,000,000 and 1,000,000 shares, respectively, which was subsequently approved by the stockholders of the Company.

     On April 18, 1996, the Company completed an initial public offering of 6,900,000 shares of its common stock which generated net proceeds of $114.4 million. A substantial part of the proceeds were used to redeem $20.6 million of Series A preferred stock and accrued dividends, to repay the $34.7 million outstanding principal amount and accrued interest under the secured term loan facility, to repay the $10.3 million outstanding principal amount and accrued interest under the senior subordinated notes and to repay the $5.1 million outstanding principal amount and accrued interest under the Company's revolving credit facility.

     STOCK OPTION PLANS

     In 1995, the Company's Board of Directors adopted, and the stockholders approved, the 1995 Incentive and Nonstatutory Stock Option Plan. The Plan provides for the grant of nonqualified and incentive stock options to employees and others to purchase the Company's Common Stock. Options granted during fiscal 1995 provided for vesting over three years and expiration ten years after the date of grant. Options granted during fiscal 1996, 1997 and 1998 provided for vesting over five years and expiration ten years after the date of grant. At September 30, 1997 and 1998, 6,070,116 shares of Common Stock were authorized under the plan.

     A summary of the Company's stock option activity for the years ended September 30 follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                        NUMBER OF     EXERCISE
                                                         OPTIONS       PRICE
                                                        ----------    --------
Outstanding at
  September 30, 1995..................................   4,331,646     $ 1.02
     Granted..........................................   1,079,564       6.74
     Exercised........................................  (1,320,191)      0.59
     Canceled.........................................     (27,165)      1.20
                                                        ----------     ------
Outstanding at
  September 30, 1996..................................   4,063,854       2.67
     Granted..........................................     802,400      15.15
     Exercised........................................    (813,371)      1.52
     Canceled.........................................    (495,364)     13.71
                                                        ----------     ------
Outstanding at
  September 30, 1997..................................   3,557,519       4.22
                                                        ----------     ------
     Granted..........................................     425,000      20.32
     Exercised........................................    (307,770)      1.93
     Canceled.........................................     (74,821)     15.75
                                                        ----------     ------
Outstanding at
  September 30, 1998..................................   3,599,928     $ 6.08
                                                        ==========     ======

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS 123 in 1997 and has applied APB Opinion 25 and related interpretations in accounting for its stock option plans in 1997 and 1998. Accordingly, no compensation cost has been recognized for its stock option plans. The effects of applying SFAS 123 in this pro forma disclosure are not likely to be

                            TRANSITION SYSTEMS, INC.

representative of the effects on reported income or loss for future years. SFAS 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

     At September 30, 1996, 1997 and 1998, respectively, options to purchase 2,195,716, 2,080,823 and 2,372,645 shares of Common Stock were exercisable with a weighted average exercise price of $1.20, $1.80 and $2.04, respectively. Exercise prices for options outstanding as of September 30, 1998 ranged from $1.20 to $23.00. The weighted average remaining contractual life of those options is 7.34 years.

     The weighted average fair value of the Common Stock at date of grant for options granted in fiscal 1996, 1997 and 1998 was $3.61, $8.12 and $10.90 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following assumptions: a risk free interest rate of 5.4% in fiscal 1996, 6.1% in fiscal 1997 and 5.7% in fiscal 1998; a dividend yield of 0%; a volatility factor of the expected market price of the Company's Common Stock of 55% and a weighted average expected life of the options of 5 years.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net income and earnings per share for the years ended September 30, 1996, 1997 and 1998 would have been reduced to the pro forma amounts indicated as follows:

                                              1996         1997          1998
                                              ----         ----          ----
Net income as reported...................  $3,545,000   $5,319,000    $8,857,000
    Basic earnings per share.............         .21          .31           .49
    Diluted earnings per share...........         .18          .27           .43
Net income pro forma.....................   2,696,000    3,970,000     6,190,000
    Basic earnings per share.............         .16          .23           .34
    Diluted earnings per share...........         .14          .20           .30

     At September 30, 1996, 1997 and 1998, options to purchase 1,354,071, 1,047,035 and 696,856 shares of Common Stock, respectively, were available for grant.

     The following table summarizes information about stock options outstanding at September 30, 1998:

                              OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                     --------------------------------------  --------------------------
                                  REMAINING     WEIGHTED-                  WEIGHTED-
      RANGE OF         NUMBER    CONTRACTUAL     AVERAGE        NUMBER      AVERAGE
  EXERCISE PRICES    OUTSTANDING     LIFE    EXERCISE PRICE  EXERCISABLE EXERCISE PRICE
  ---------------    ----------- ----------- --------------  ----------- --------------
$ 1.20.............   1,944,437      6.6         $ 1.20       1,944,437      $ 1.20
  3.90.............     713,491      7.3           3.90         338,408        3.90
 10.38 -- 13.50....     316,000      8.5          11.99          89,800       13.32
 18.50 -- 18.81....     280,000      8.8          18.61              --          --
 19.62 -- 23.00....     346,000      9.2             --              --          --
                     ----------                               ---------
                      3,599,928      7.3         $ 6.08       2,372,645      $ 2.04

     In connection with the Recapitalization, the Company accelerated the vesting of options to purchase an aggregate of 2,442,208 shares of Common Stock granted to certain executive officers during fiscal 1995, so as to make such options exercisable in full immediately prior to the closing of the Recapitalization. On January 24, 1996, an aggregate of 638,608 shares of Common Stock were issued to such officers upon their exercise of such options.

NOTE 10.  RECAPITALIZATION

     In January 1996, prior to its contemplation of an initial public offering, the Company effected a Recapitalization, in which the Company repurchased 28,592,404 shares of Common Stock then issued and outstanding from NEMC and the other stockholders of the Company for an aggregate of approximately $111.4 million. In addition, Warburg, Pincus Ventures, L.P. ("WP Ventures") purchased from certain executive officers of the Company an aggregate of 2,308,608 shares of Common Stock, including an

                            TRANSITION SYSTEMS, INC.

aggregate of 638,608 shares of Common Stock acquired by such executive officers pursuant to their exercise of stock options, for an aggregate of approximately $9.0 million. WP Ventures then contributed such shares of Common Stock to the Company. The principal purpose of the Recapitalization was to provide liquidity to the Company's existing stockholders while permitting them to retain an ownership interest in the Company, and the Company has accounted for the transaction as a leveraged recapitalization. To finance the repurchase of these shares, the Company issued to certain institutional investors 20,000 shares of Series A non-voting preferred stock for an aggregate of $20.0 million, 33,512 shares of Series B convertible preferred stock (convertible into 8,627,310 shares of Common Stock) for an aggregate of $33.6 million and 1,388 shares of Series C non-voting convertible preferred stock (convertible into 356,262 shares of Common Stock) for an aggregate of $1.4 million. In addition, the Company entered into a secured term loan in the amount of $35.0 million and received an advance of $5.0 million under a secured revolving credit facility in the maximum principal amount of $15.0 million, and issued Senior Subordinated Notes, due 2003, in the aggregate principal amount of $10.0 million (the "Senior Subordinated Notes"). The holder of the Senior Subordinated Notes also received a warrant to acquire an aggregate of 297,928 shares of non-voting common stock at an initial exercise price of $3.90 per share, subject to adjustment in certain circumstances. In addition, in the second quarter of fiscal 1996 the Company incurred a non-cash compensation charge of $3.0 million. This compensation charge arose from the purchase by the Company (both directly and indirectly, through WP Ventures) from certain of its executive officers of 972,608 shares of Common Stock that had been acquired by such officers immediately prior to the Recapitalization through the exercise of employee stock options. The amount of the compensation charge is equal to the difference between the aggregate $765,800 exercise price paid by such officers upon such exercise and the $3,789,764 of aggregate proceeds received by the officers from the purchase by the Company of such shares.

NOTE 11.  EXTRAORDINARY ITEM

     In fiscal 1996, the Company incurred an extraordinary loss of approximately $2,149,000 representing the after tax effect of the write-off of approximately $3,642,000 of unamortized capitalized financing costs. These costs were attributable to indebtedness incurred in the Recapitalization that was repaid out of the proceeds of the Company's initial public offering.

NOTE 12.  PREFERRED STOCK DIVIDEND

     The holders of the Series A preferred stock (issued in connection with the Recapitalization on January 24, 1996) were entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential cumulative dividends at the rate of 12% per annum. The Company was not obligated to pay dividends prior to the redemption of the Series A preferred stock, and no dividends were declared by the Board. The Series A preferred stock was subject to mandatory redemption, provided funds were legally available therefor, upon the closing of an initial public offering or the sale of the Company, but in no event later than January 2006. Upon the closing of the Company's initial public offering, on April 23, 1996, at which time funds became legally available for the redemption of the Series A preferred stock and payment of dividends, the Company redeemed in full the Series A preferred stock and paid dividends thereon from the date of the Recapitalization.

                            TRANSITION SYSTEMS, INC.

NOTE 13.  INCOME TAXES

     At September 30, provision for income taxes consisted of the following (in thousands):

                                                 1996       1997      1998
                                                -------    ------    ------
Federal:
  Current.....................................  $ 5,129    $4,535    $5,731
  Deferred....................................   (1,413)    2,090      (723)
                                                -------    ------    ------
                                                  3,716     6,625     5,008
State:
  Current.....................................      835       646     1,025
  Deferred....................................     (227)      358      (128)
                                                -------    ------    ------
                                                    608     1,004       897
                                                -------    ------    ------
Provision for income taxes....................  $ 4,324    $7,629    $5,905
                                                =======    ======    ======

     A reconciliation between the Company's effective rate and the U.S. statutory rate is as follows:

                                                          SEPTEMBER 30,
                                                       --------------------
                                                       1996    1997    1998
                                                       ----    ----    ----
U.S. statutory rate..................................  35.0%   35.0%   35.0%
State taxes, net of federal benefits.................   5.6     5.0     4.0
Acquired in-process research and development.........    --    17.0      --
Other................................................    --     1.9     1.0
                                                       ----    ----    ----
Effective income tax rate............................  40.6%   58.9%   40.0%
                                                       ====    ====    ====

     Components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                               SEPTEMBER 30,
                                                              ---------------
                                                              1997      1998
                                                              -----    ------
Capitalized software........................................  $(576)   $ (576)
Depreciation................................................    103       178
Accounts receivable reserve.................................     51        82
Accrued compensation........................................    280       675
Reserves and other..........................................    499       849
                                                              -----    ------
Net deferred tax assets.....................................  $ 357    $1,208
                                                              =====    ======

     There are no valuation allowances recorded against the Company's deferred tax assets, since taxable income in the carryback period is sufficient to realize the benefit of future deductions.

NOTE 14.  EMPLOYEE BENEFIT PLANS

     401(k) PLAN

     The Company maintains a savings plan for its eligible employees under
Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to a percentage of their income equal to the lesser of the IRS statutory rate or 15% on a pre-tax basis through contributions to the plan. Contributions by the Company under this plan are discretionary. Total contributions by the Company under the plan approximated $263,000, $306,000, and $376,000 in fiscal years 1996, 1997 and 1998, respectively.

     The Company previously obtained health benefit plans through NEMC (see Note
6). Beginning January 1, 1996, the Company established independent health benefit plans for its employees that provide a similar level of benefits.

                            TRANSITION SYSTEMS, INC.

     EMPLOYEE STOCK PURCHASE PLAN

     In 1996, the Company adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which employees may purchase up to 300,000 shares of Common Stock.

     During each six-month offering period under the Stock Purchase Plan, participating employees are entitled to purchase shares through payroll deductions. The maximum number of shares which may be purchased is determined on the first day of the offering period pursuant to a formula under which a specific percentage of the employee's projected base pay for the offering period is divided by a percentage of the market value of one share of Common Stock on the first day of the offering period. During each offering period, the price at which the employee will be able to purchase the Common Stock will be a specific percentage of the last reported sale price of the Common Stock of the NASDAQ National Market on the date on which the offering period commences or concludes, whichever is lower.

     The Stock Purchase Plan is administered by the Compensation Committee. All employees, other than certain highly-compensated employees, who meet certain minimum criteria based on hours worked per week and length of tenure with the Company are eligible to participate in the Stock Purchase Plan. No employee may purchase shares pursuant to the Stock Purchase Plan if, after such purchase such employee would own more than five percent of the total combined voting power or value of the securities of the Company.

NOTE 15.  COMMITMENTS

     The Company leases office and office equipment under operating lease arrangements which expire on various dates through 2002. Certain operating lease arrangements include options to renew for additional periods or payment terms that are subject to increases due to taxes and other operating costs of the lessor. Future minimum lease commitments, by year and in the aggregate, under these long-term noncancelable operating leases consist of the following at September 30, 1998 (in thousands):

                                                             OPERATING
FISCAL YEAR                                                    LEASES
-----------                                                  ---------
1999.......................................................   $  627
2000.......................................................      495
2001.......................................................       58
2002.......................................................        2
                                                              ------
  Total minimum lease payments.............................   $1,182
                                                              ======

     Rent expense amounted to $370,000, $553,000, and $753,000 in fiscal years 1996, 1997 and 1998, respectively.

     The Company has an agreement with a vendor of third-party software to pay a fixed annual license and maintenance fees through June 2003. Aggregate annual expenses under the agreement as renegotiated are expected to approximate $2,500,000. The annual fees may be adjusted in the fourth and fifth year of the amendment for changes in the number of users of the software. Aggregate license and maintenance fees under this agreement were $2,004,000, $2,000,000 and $2,019,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 16.  CONSOLIDATION AND ACQUISITIONS

     On July 22, 1996, the Company acquired substantially all of the outstanding stock and a note held by a selling principal of Enterprising HealthCare, Inc. ("Enterprising HealthCare"), based in Tucson, Arizona, for a total purchase price of approximately $1.8 million in cash. Enterprising HealthCare provides system integration products and services for the health care market.

                            TRANSITION SYSTEMS, INC.

     The acquisition was accounted for under the purchase method with the results of Enterprising HealthCare included from July 22, 1996. Purchased technology costs of $1.6 million are being amortized on a straight-line basis over 7 years. Pro forma results of operations have not been presented, as the effect of this acquisition on the financial statements was not material.

     On September 19, 1997, the Company acquired all outstanding shares of Vital Software Inc. ("Vital"), a privately held developer of products that automate the clinical processes unique to medical oncology. The purchase price was approximately $6.3 million, which was comprised of $2.7 million in cash and 252,003 shares of the Company's common stock with a value of $3.6 million.

     The amount allocated to acquired in-process research and development was based on the results of an independent appraisal. Acquired in-process research and development represented development projects in areas that had not reached technological feasibility and had no alternative future use. Accordingly, the amount of $6.3 million was charged to operations at the date of the acquisition.

     The value of completed technologies and in-process research and development were determined using a risk-adjusted, discounted cash flow approach. The value of in-process research and development, specifically, was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. This evaluation considered the inherent difficulties and uncertainties in completing the development projects and the risks related to the viability of and potential changes in future target markets.

     In-process research and development projects identified at the acquisition date focus primarily on a flexible architecture to accommodate multiple disease categories, functionality including internet access, porting code to a 32 bit environment, multi-resource scheduling capabilities, billing and HL-7 interfaces, integrating protocol modeling with financial and scheduling modeling, clinical repository integration and development of decision support objects. The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relates to the following activities: (i) redesign and rewrite software code of the application to support multiple disease category framework, (ii) add internet content download for protocols and reference materials, (iii) write software code to integrate multi-resource scheduling, clinical repository, billing and HL-7 interfaces, (iv) port entire application to 32 bit format, (v) enhance and develop disease specific decision support objects.

NOTE 17.  SUBSEQUENT EVENTS

     HEALTHVISION ACQUISITION

     On October 28, 1998, the Company signed a definitive agreement to acquire the approximately 80.5% of the outstanding capital stock of HealthVISION not already owned by the Company for cash in the amount of $25.6 million, the assumption of $9.3 million of liabilities, plus an earn-out of up to $10.8 million if specified financial milestones are met. The acquisition will be accounted for as a purchase. HealthVISION is a provider of electronic medical record software. HealthVISION's products include CareVISION, a patient-centered clinical data repository and lifetime patient record system, which is expected to constitute an integral component of the Company's Transition IV product. The Company expects to close the acquisition in the first quarter of fiscal 1999.

     ECLIPSYS CORPORATION MERGER

     On October 29, 1998, the Company entered into a merger agreement with Eclipsys Corporation, a healthcare information technology company delivering solutions that enable healthcare providers to achieve improved clinical, financial and administrative outcomes. Under the terms of the agreement, each share of the Company's common stock will be converted to .525 shares of Eclipsys' common stock. The transaction, which is subject to regulatory as well as stockholder approval, is intended to be accounted for as a pooling of interests and is expected to close by the end of December 1998.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)   Financial Statements of Business Acquired.

           The financial statements required by Item 7(a) of Form 8-K will be filed by amendment of this Form 8-K not later than 60 days after the date hereof, unless the Company ceases to be subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to such time.

     (b)   Pro Forma Financial Information.

           The pro forma financial statements required by Item 7(b) of Form 8-K will be filed by amendment of this Form 8-K not later than 60 days after the date hereof, unless the Company ceases to be subject to the reporting requirements of Section 13 of the Exchange Act prior to such time.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

          The financial statements required by Item 7(a) of Form 8-K were previously reported in the Company's definitive proxy materials filed on
Schedule 14A under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on December 4, 1998.

     (b) Pro Forma Financial Information.

          The pro forma financial statements required by Item 7(b) of Form 8-K will be filed by amendment of this Form 8-K not later than 60 days after the date hereof, unless the Company ceases to be subject to the reporting requirements of Section 13 of the Exchange Act prior to such time.

     (c)   Exhibits.

    Exhibit
    Number                Description
    ------                -----------

     23.1                 Consent of PricewaterhouseCoopers LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    TRANSITION SYSTEMS, INC.



Date: December 18, 1998              By:  /s/ Paula J. Malzone
                                        -------------------------------------
                                        Paula J. Malzone
                                        Chief Financial Officer and Treasurer

                                  EXHIBIT INDEX

                                                               Page Number in
     Exhibit                                                    Sequentially
     Number      Description                                   Numbered Copy
     -------     -----------                                   --------------

      23.1       Consent of Price Waterhouse Coopers LLP.